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                                                                    EXHIBIT 99.1

AREA
BANCSHARES
CORPORATION
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                                  MEDIA RELEASE

FOR IMMEDIATE RELEASE
      November 14, 2000


            AREA BANCSHARES CORPORATION ANNOUNCES 50% STOCK DIVIDEND
                      AND A 12.5% INCREASE IN CASH DIVIDEND


Owensboro, Kentucky - AREA Bancshares Corporation (Nasdaq: AREA), the largest bank holding Company in Kentucky, announced today a 50% stock dividend and a $0.045 cash dividend. The cash dividend represents a 12.5% increase from the previous quarter.

The Board approved a 50% stock dividend payable on December 10, 2000 to shareholders of record on December 1, 2000. In addition, the Board of Directors voted a cash dividend of $0.045 payable on January 2, 2001 to shareholders of record on December 20, 2000.

In October, AREA Bancshares Corporation announced record third quarter core operating earnings. During the third quarter, AREA made significant progress towards consolidating the operations and charters of sixteen of its affiliate banks (other than Vine Street Trust, Lexington) to gain operating efficiencies and raise brand awareness by adopting a common name, AREA Bank. Estimates of the annual savings from the consolidation are approximately $5.04 million pre-tax.

AREA Bancshares Corporation, a $2.75 billion holding company is headquartered in Owensboro Kentucky. AREA Bancshares Corporation has 72 Banking Centers and 98 ATMs in 39 cities throughout Kentucky.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Area's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Area's assumptions, but that are beyond Area's control. Additional information and other factors that could affect future financial results are included in Area's filings with the Securities and Exchange Commission.

CONTACT: John A. Ray, Executive Vice President and Chief Operating Officer at (270) 688-7753.


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